Date of Purchase
Fund Name
SSC Fund Code
Money Manager
CUSIP
Issuer
Broker
Underwriter(s)
Affiliated Underwriter in the
Syndicate
Amount of Purchase ($)
Amount of Offering ($)
Purchase Price Net of Fees and
Expenses
Offering Price at Close of First
Business Day
Commission, Spread or Profit
05/08/09
Russell Tax-Managed U.S. Large Cap Fund
CHF1
J.P. Morgan Investment Management Inc.
949746101
Wells Fargo & Company
Wachovia Securities LLC & Blaylock
Partners LP
Wachovia Securities; J.P. Morgan; Goldman,
Sachs & Co.; Morgan Stanley
J. P. Morgan
$22,000
$7,502,000,000
$22.000
$22.000
$0.52
05/08/09
Russell Tax-Managed U.S. Large Cap Fund
CHF1
J.P. Morgan Investment Management Inc.
7591EP100
Regions Financial Corporation
Goldman, Sachs & Co.
Goldman, Sachs & Co.; J.P. Morgan;
Morgan Keegan & Company, Inc.
J. P. Morgan
$190,000
$1,600,000,000
$4.000
$4.000
$0.15
09/09/09
Strategic Bond Fund
CH78
Goldman Sachs Asset Management, L.P.
00846UAE1
Agilent Technologies, Inc.
Credit Suisse First Boston
Credit Suisse First Boston; Barclays
Capital; CBMI;  BNP Paribas Securities;
Goldman Sachs & Co.; Standard
Charter Bank,
Utendahl Capital Markets
Goldman Sachs & Co.
$4,814,882
$500,000,000
$99.687
$99.687
0.60%
09/23/09
U.S. Core Equity Fund
CH0J
Lazard Asset Management LLC
03739T108
A123 Systems, Inc.
Morgan Stanley
Lazard Capital Markets;
Goldman Sachs & Co.; Merrill
Lynch Pierce, Fenner & Smith;
Deutsche Bank Securities, Inc.;
Pacific Crest Securities
Lazard Capital Markets
$18,900
$27,500,000
$13.500
$20.290
7%